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                                                151 Farmington Avenue
                                                Hartford, CT 06156

                                                Shaun P. Mathews
                                                Senior Vice President
                                                Aetna Life Insurance and Annuity
September 24, 1997                              Company, TN41
                                                (860) 273-4908
                                                Fax:  (860) 273-4247

Board of Directors
Aetna Series Fund, Inc.
151 Farmington Avenue
Hartford, CT  06156

Ladies and Gentlemen:

Aetna Life Insurance and Annuity Company ("Aetna") will provide on or before December 19, 1997 a minimum of $100,000.00 of initial capital to each of Aetna Index Plus Bond Fund, Aetna Index Plus Mid Cap Fund, Aetna Mid Cap Fund, Aetna Index Plus Small Cap Fund, Aetna High Yield Fund, Aetna Real Estate Securities Fund and Aetna Value Opportunity Fund ("Series"), new series of Aetna Series Fund, Inc. (the "Fund").

Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 requires that there be filed with the Fund's registration statement, as an exhibit, "copies of any agreements or understandings made in consideration for providing the initial capital between or among the Registrant, the underwriter, adviser, promoter or initial stockholders and written assurances from promoters or initial stockholders that their purchases were made for investment purposes without any present intention of redeeming or reselling;...."

This will advise you that, while there are no formal agreements or understandings between the Fund and Aetna in consideration for Aetna's providing the initial capital, Aetna hereby assures you that its purchase of $100,000.00 worth of shares of each of the Series will be made for investment purposes and that Aetna has no present intention of redeeming or reselling those shares. Aetna does, however, reserve the right to make additional investments in shares of each of the Series and to redeem any or all of its shares in a manner which would be consistent with the Securities Act of 1933 and the Investment Company Act of 1940.


Sincerely,

/s/ Shaun P. Mathews

Shaun P. Mathews
Senior Vice President
Aetna Life Insurance and Annuity Company